EXHIBIT 10.22


                       FARMSTEAD TELEPHONE GROUP, INC.
                       -------------------------------
                                ALFRED STEIN
                                ------------
                            EMPLOYMENT AGREEMENT
                            --------------------

This Agreement is made as of the 15th day of January 2005 between Farmstead Telephone Group, Inc., a Delaware corporation (the "Company"), Alfred Stein (the "Executive").

                                  RECITALS

The Company is engaged in the sale of new and refurbished business communications products (the "Business").

The Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive's services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual and dependent promises hereinafter set forth, the parties intending to be legally bound do hereby agree as follows:

                                  ARTICLE I
                                 Employment
                                 ----------

      Section 1.1 Employment. The Company agrees to employ Executive during the Employment Period (referred to in Section 2.1 (a) below) as an Executive Vice President of the Company. Executive shall begin his employment with the Company (the "Commencement Date) on January 15th, 2005.

      Section 1.2 The Executive shall serve as an Executive Vice President of the Company, or in such other equal or superior capacity as may be designated by the president and Chief Executive Officer of the company. Executive shall perform such duties and services consistent with such a position as may be assigned to him from time to time by the President and CEO. During the Employment Period, Executive shall devote substantially all of his working time, attention and skill during the normal business week to the business and affairs of the Company and shall perform faithfully and diligently his duties as Executive Vice President. Notwithstanding the above, during the Term, Executive may serve on the boards of directors of other corporations so long as the business of such corporations is not competitive with the business of the Company.


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      Section 1.3  Compensation.

      (a) Base Salary. The Company shall pay to Executive during each calendar year during the Employment Period (as referred to in Section 2.1(a) below) an annual base salary (the "Base Salary"). The initial rate of Base Salary effective as of March 1, 2005 is $175,000 and Executive shall continue to be paid at that annual rate unless and until such rate is increased by the Board in its discretion, provided that the Board shall not be entitled to decrease Executive's Base Salary except in the case of "Permissible Base Salary Reduction" that is implemented on or after January 1, 2006. For purposes of this Agreement a "Permissible Base Salary Reduction" shall occur when the Board in its discretion reduces Executive's Base Salary in response to unsatisfactory Company performance; provided that the reduction is accompanied by (i) a reduction of at least equal proportion to the annual base salary of the Chairman of the Board (if that position is held by an individual other than the Executive) and (ii) the authorization of the Board for the Executive to implement reductions to the annual base salaries of other senior executives of the Company.

      (b) Annual Bonus. For each calendar year during the Term of this Agreement commencing 2005, Executive shall be eligible for an annual bonus of up to one hundred percent of Executive's Base Salary for that year, which shall be determined and paid in accordance with subsections (i) (ii) and (iii) below. (Pro-rated in first year for ten months)

            (i) At the outset of each subject year, Executive shall present for approval by the President/CEO an annual pro-forma operating plan that includes the target earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Company for that subject year.

            (ii) A bonus for the subject year shall be paid to Executive in the event the Company attains at least eighty five percent (85%) of the target EBIDTA that is approved by the Board of Directors for that year. The bonus pool will be created at 100% of Executive's base and paid on a sliding scale with a minimum attainment of 85%. That percentage shall be determined by and correspond to the percentage of the target EBITDA that is attained by the Company.

            (iii) If earned, the Company shall pay Executive the annual bonus for the subject year within fifteen days (15) days following the closing by the Company of its books for that year.


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      Section 1.4  Equity Compensation.

      (a) Warrant. Executive simultaneously with the execution of this agreement has been issued a Warrant entitling Executive to purchase 250,000 shares at the fair market value of the Stock The Executive's rights under the Warrant are fully vested and non-forfeitable. The Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth in the Warrant. The Warrant shall be freely transferable in accordance with Article 4 of the Warrant. The Warrant is not subject to the Plan. Executive acknowledges that neither the Warrant or the underlying Shares will be registered under the Federal Securities Act of 1933 and any applicable state securities laws as of the date o this Employment Agreement. Warrants will vest as follows:

                   50,000 exercisable July 15th, 2005
                   100,000 exercisable January 15th, 2006
                   100,000 exercisable January 15th 2007


      (b) General. Executive is an experienced businessperson very familiar with the business in which the Company is engaged. Executive has been provided with all information regarding the business and financial circumstances of the Company which he has requested. Further, the Executive has been advised by his independent professional advisors in connection with this Agreement.

      Section 1.5  Benefits.

      (a) Standard Benefits. The Executive shall be entitled during the Term of this Agreement to participate in any Company benefits for executive officers, including but not limited to four (4) weeks paid annual vacation (which shall be administered in accordance with the Company's standard vacation policy), health insurance and other benefits generally provided to such executive officers.

      (b) Other Benefits. In addition, Executive also shall be entitled to the following other benefits during the Term of this
            Agreement:

            (i) The Company shall pay provide the Executive a company car. The company shall be responsible for car insurance and maintenance.

            (ii) Executive can reside in Norfolk Virginia, but will be in East Hartford as required. While traveling, company will pay for reasonable hotel and expenses.


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      (c)   Upon submission of appropriate invoices and vouchers, the
            Company shall pay or reimburse Executive for all reasonable expenses that he incurs in the performance of his duties.


                                 ARTICLE II
                            Term and Termination
                            --------------------

      Section 2.1 Employment Period. Subject to the terms of Section 2.2 below, the Company agrees to employ the Executive from the Commencement Date until December 31, 2007 (the "Term").

      Section 2.2 Expiration or Termination of Employment. Employment under this Agreement will be terminated upon the earlier to occur of:

      (a)   expiration of the Term;

      (b)   upon Executive's death;

      (c)   upon Executive's permanent disability; or

      (d) upon the date the Employment Period is terminated by the Company or Executive as provided in Sections 2.3 or 2.4.

      Section 2.3 Termination by the Company. The Term of this Agreement shall end if the Company determines to terminate Executive either "for cause" or "without cause" at any time during the Term of this Agreement. Except in the case of termination "for cause," the termination by the Company will not be effective until thirty (30) days after the Company has given written notice to the Executive of such termination.

      Section 2.4 Termination by Executive. The Term of this Agreement shall end if, at any time during the Term, the Executive determines to terminate his employment either "voluntarily" or "with good reason." The Executive may terminate his employment voluntarily upon ninety (90) days written notice to the Company, provided that the Company may require Executive to vacate the Company's premises prior to the expiration of such ninety (90) day period so long as the Company continues to provide the applicable then-current compensation and benefits to Executive for the employment upon written notice to the Company, effective immediately, upon the occurrence of "good reason" as defined below, provided that such notice must be given by Executive within thirty (30) days after the event constituting good reason.

      Section 2.5 Defined Terms. The following terms shall have the meanings prescribed:

      (a) "For cause" shall mean (i) a conviction of Executive for the willful


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commission of a felony or the willful perpetration by Executive of a material dishonest act against the Company, or (ii) the willful failure of Executive to act in accordance with any reasonable instruction of the Chief Executive Officer or the Board relating to the performance of Executive's employment duties in accordance with this Agreement, if such failure is not corrected within seven business days after Executive's receipt of written notice of the Chief Executive Officer of such failure; provided however, that the provisions of this Section 2.5 (a) (ii) shall not constitute "for cause" if an event constituting "good reason" (as defined below) has occurred within 60 days prior to such notice.

      (b) "Good reason" shall mean a reduction in Base Salary other than a Permissible Base Salary Reduction, a material adverse change in the method of determining Executive's bonus, a material reduction in Executive's responsibilities or benefits, any other material breach of this Agreement by the Company.

      Section 2.6  Severance Pay.

      (a) If the Company terminates this Agreement without cause as referred to in Section 2.3, the Executive shall be entitled to severance equal to three times the Executive Compensation Amount (as defined below). For purposes of this Agreement, the "Executive Compensation Amount" at any time shall mean the total of the Executive's then current Base Salary plus the average amount of the annual bonuses paid to Executive under Section
1.3 (b) for the three most recent calendar years, including the Assumed Bonus, as defined below, for the calendar year in which the termination without cause becomes effective. In the event the termination without cause is effective on or before December 31, 2005, such severance shall be paid in equal weekly installments over the twelve (12) months following the effective date of the termination. In the event the termination without cause is effective any time from January 1 through December 31, 2006, such severance shall be paid as follows: one half (1/2) within fifteen (15) days following the effective date of termination and the balance in equal weekly installments over the twelve (12) months following the effective date of the termination. In the event the termination without cause is effective on or after January 1, 2007, such severance shall be paid in full within fifteen (15) days following the effective date of termination. The Executive also shall be entitled to receive all standard health benefits referred to in section 1.5 (a) and 1.5 (b) (iv) until the earlier of (x) the date Executive commences receiving benefits from another employer or
(y) twenty four (24) months from the effective date of termination. The "Assumed Bonus" shall mean the bonus that Executive would have received under Section 1.3 (b) assuming that the average monthly EBITDA run rate for the Company during that calendar year through end of the month immediately prior to the month in which the termination without cause becomes effective was to remain constant for the balance of that calendar year. It is understood and agreed that the computation of the bonus component of the Executive Compensation Amount shall involve the maximum available number of calendar years if the duration of Executive's employment is less than three calendar years including the calendar year in which the termination without cause becomes effective.

      (b) If the Executive terminates this Agreement with good reason as referred to in Sections 2.4 and 2.5 (b), the Executive shall be entitled to severance pay equal to three times the Executive Compensation Amount to be paid as provided in Section 2.6 (a). Executive shall also be entitled to continue to receive all benefits as referred to in Section 2.6 (a) during the period referred to in Section 2.6 (a).

      (c) Executive shall not be entitled to severance pay or other compensation from the Company if the Term of the Agreement expires as provided in Section 2.2 (a), is terminated for cause by the Company as referred to in Sections 2.3 and 2.5 (a), or if the Executive leaves the Company voluntarily as provided in Section 2.4.

      Section 2.7 Obligations Upon Death. If the Executive dies during the Term of this Agreement, the Company's obligations under this Agreement shall terminate immediately and the Executive's estate shall be entitled to all arrearage of salary and expenses but shall not be entitled to further compensation. In addition, Executive's estate shall be entitled to receive such benefits under the terms of any plans and programs of the Company applicable to Executive.

      Section 2.8 Termination Upon Permanent Disability. If the Executive is permanently disabled, as determined by the insurance carrier underwriting the benefit in Section 1.5 (b) (iv), the Executive's employment with the Company shall terminate, and the Executive shall be entitled to benefits under the insurance maintained by the Company as provided in that section and under any other Company plan or program.

      Section 2.9 Survival of Provisions. Notwithstanding anything else in this Agreement, the provisions of Articles III, IV and V shall survive the termination of Executive's employment with the Company.


                                 ARTICLE III
                  Covenants, Representations and Warranties
                  -----------------------------------------

      Section 3.1 Covenant Not to Disclose. The Executive agrees that, in performance of his normal duties with the Company and by virtue of the relationship of trust and confidence between the Executive and the Company, he possesses and will possess certain knowledge of operations and other confidential information of the Company which are of a special and unique nature and value to the Company. The Executive covenants and agrees that he will not, at any time, whether during the Term of this Agreement, or for twenty four (24) months after the expiration or termination of this Agreement, otherwise, reveal divulge or make known to any person or entity (other than the Company) or use for his own account, any Company confidential record, data, plan, trade secret, policy, strategy, method or practice of obtaining or doing business, computer program, know-how or knowledge relating to customers, sales, suppliers, market developments, knowledge relating to customers, sales suppliers, market developments, equipment, processes, products or any other confidential information whatever (the

"Confidential Information"), whether or not obtained with the knowledge and permission of the Company and whether or not developed, devised or otherwise created in whole or part through the efforts of the Executive. The Executive further covenants and agrees that he shall retain all Confidential Information which he acquires or develops in trust for the sole benefit of the Company and its successors and assigns. Confidential Information shall not include any information which has entered the public domain other than by reason of a disclosure by the Executive or which is made available by a third party to Executive right to disclose. The Executive agrees to deliver to the Company at the termination of his employment or at any other time the Company may request, all Company property, including, but not limited to, Confidential Information which he may then possess or have under control.

      Section 3.2 Inventions and Patents. The Executive agrees that all inventions, innovations or improvements in the Company's methods of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during the Employment Period belong to the Company. The Executive agrees to promptly disclose such inventions, innovations or improvements to the Company and take all actions reasonably requested by the Company to establish and confirm such ownership.


                                 ARTICLE IV
                           Covenant Not To Compete
                           -----------------------

      Section 4.1 Restrictive Covenant. The Executive covenants and agrees with the Company so long as he is employed by the Company, and for twenty-four (24) months following the effective date of termination of Executive's employment with the Company for which he receives a severance benefit pursuant to Sections 2.6 (a) or (b), Executive shall not anywhere in the Restricted Area, either directly or indirectly, compete with, own, have an interest in, manage, engage in or be employed by, connected with or work for, any person, corporation, partnership or other entity that competes with the Business of the Company or its successors or assigns, or which is owned by, affiliated with, or the owner of any such competitor of the Company, without the written consent of the Company.

      Section 4.2 Definitions. The following terms shall have the meanings prescribed:

      (a) "Business" shall refer to the Business described in the Recitals to this Agreement. The Business shall include any of the foregoing activities as conducted by the Company (i) as of the date of execution of this Agreement, (ii) during the Term of this Agreement, (iii) as of the termination or expiration date, or (iv) as reasonable proposed by the Company as of the termination or expiration date.

      (b) "Compete" shall mean engaging, participating, or being involved in any respect or in any capacity in the business of furnishing any aid, assistance or service of any kind to any person or entity in connection with the trading, leasing, buying, selling, exchanging, lending to, borrowing from, marketing, merchandising, importing, exporting, distributing or producing of any product or service similar in either design or function, or both, to any product or service of the Business.

      (c) "Restricted Area" shall mean any geographic area in which the Company is doing Business at any time during this Agreement.

      Section 4.3 Non-Compete Election. In the event that the Executive leaves the employment of the Company in circumstances that would not otherwise require the Company to make a severance payment, the Company may, at its election, decide to make a severance payment to Executive for up to six (6) months and the non-compete provisions of this Article IV shall apply during such designated period. Such severance pay shall be equal to 1/12 of the Executive Compensation Amount multiplied by the number of months designated by the Company (up to six months) as the severance period. Such severance shall be paid in a lump sum within fifteen (15) days after the effective date of termination and Executive also shall be entitled to continue to receive all benefits as provided in Section 1.5 (a) until the earlier of (x) the date Executive commences receiving benefits from another employer, or (y) the completion of such designated severance period.

      Section 4.4 "Blue-Pencil" Rule. The Executive and the Company desire that the provisions of Article IV be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement is sought. If a court of competent jurisdiction, however, determines that any restrictions imposed on the Executive in this
Article IV are unreasonable or unenforceable because of the duration, area of restriction, or otherwise, the Executive and the Company agree and intend that the court shall enforce this Article IV to whatever extent the court deems reasonable The parties intend that the court shall have the right to strike or change any provision of Article IV and substitute therefore different provisions to effect the intent of this Section 4.4.

      Section 4.5 Legitimate Purpose. The Executive has read carefully all of the terms and conditions of this Article IV and agrees that the restraints set forth herein: (a) are reasonable and necessary to support the legitimate business interests and goodwill of the Company, and (b) will not preclude the Executive from earning a livelihood during the life of this Article IV.


                                  ARTICLE V
                              Change in Control
                              -----------------

      Section 5.1 Change in Control Definition. A "change in control" of the Company shall be deemed to have occurred if (a) any "person" (as such term is used in

Sections 13 (d) and 14 (d) of the Securities Exchange Act of 1934 (the "Exchange Act") as amended is or becomes the "beneficial owner" (as defined in Section 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than thirty (30%) percent of the combined voting power of the Company's then outstanding securities, or if (b) over any twelve (12) month period ("Period") during the Term of this Agreement, individuals who at the beginning of such Period constitute the Board of the Company do not constitute at least fifty (50%) percent of the number of Directors elected during such twelve (12) month Period, or if (c) the Board adopts a resolution, in its sole discretion, to the effect that a material change of control has occurred for the purposes of this Agreement, or if
(d) there is a sale by the Company of substantially all of the assets of the Company to any person (as such term in used in Sections 13 (d) and 14
(d) of the Exchange Act) that is not otherwise owned or controlled directly or indirectly by the Company. For purposes of clause (b) above, a person who was not a Director at the beginning of such Period but who has (i) filled the place of a Director who has died or has retired in the ordinary course in accordance with any Company policies then in effect, and (ii) has been approved in advance by Directors who constitute at least two thirds (2/3rds) of the Directors who were, or are deemed to be, Directors at the beginning of the Period shall for the purposes of this provision be deemed to be a Director since the beginning of the Period. Upon the occurrence of a change of control described above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation at any time during the thirty (30) day period immediately following the expiration of six (6) calendar months from the event giving rise to said change in control, and such resignation shall be effective fourteen (14) days after delivery of such resignation in written form to the Company. Nothing herein shall prevent Executive from terminating his employment for good reason, pursuant to section 2.4, at any time.

      Section 5.2 Impact of Change in Control. Upon resignation by Executive after a change in control as provided in Section 5.1 above, the Company shall pay the termination benefit described in Section 2.6 (a) and all then unvested Warrants shall immediately become vested.

      Section 5.3 Change in Control Payments. Severance payments, any other payments, and amounts resulting from acceleration of unvested stock options related to a change of control shall be payable in full, except to the extent that if such payments and resultant additional parachute tax penalties result in a reduction of the net amount received by the Executive, payment above the limits of Section 280 G of the Internal Revenue Code of 1986 will not be made.


                                 ARTICLE VI
                                Miscellaneous
                                -------------

      Section 6.1 Notices. All notices required by this Agreement shall be in writing and shall be sufficiently given if hand delivered, delivered by overnight delivery service, or mailed by registered or certified mail. Return receipt requested, to the following addresses:

      If to the Company:       Jean-Marc Stiegemeier
                               President and Chief Executive Officer
                               Farmstead Telephone Group, Inc.
                               22 Prestige Park Circle
                               East Hartford, CT 06106

      If to the Executive:     At the most recent address available to the
                               Company's employment records.

Any party may change its address by written notice to the other party. All notices shall be deemed to be given as of the date so delivered or mailed.

      Section 6.2 Waiver. The waiver by any party of any breach or default of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

      Section 6.3 Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to a physical examination and supply such information as may be required in connection therewith.

      Section 6.4 Complete Assignment. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, whether written or oral, which relate to the subject matter hereof in any way.

      Section 6.5 Construction and Interpretation. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but his Agreement will be reformed and reconstructed and enforced to the maximum extent possible, in such jurisdiction as if such invalid, illegal or unenforceable provision never had been contained herein.

      Section 6.6 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original in all of which taken together constitute one and the same agreement.

      Section 6.7 Amendments. Any provisions of this Agreement may be amended only with the prior written consent of the Company and the Executive.

      Section 6.8 Governing Law. This Agreement shall be interpreted under the laws of the State of Connecticut.

      Section 6.9 Assignment. This Agreement may not be assigned by any party hereto, provided that the Company may assign this Agreement in connection with a merger or consolidation or the sale of substantially all of its assets, to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company's obligations hereunder.

                                  FARMSTEAD TELEPHONE GROUP, INC.


                                  By:  /s/Jean-Marc Stiegemeier
                                       ------------------------------------
                                       Jean-Marc Stiegemeier, March 1, 2005
                                       President/CEO

                                  Alfred Stein


                                  By:  /s/Alfred Stein
                                       ------------------------------------
                                       Alfred Stein, March 1st, 2005
                                       108 Applewhite Street
                                       Smithfield, Virginia 23430


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